SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 18, 2006

Date of Report (Date of earliest event reported)

Factory Card & Party Outlet Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-21859	36-3652087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 Diehl Road, Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 579-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 18, 2006, Factory Card & Party Outlet Corp. (“FCPO”) issued a press release announcing the execution by FCPO, Cramer Rosenthal McGlynn, LLC (“CRM LLC”) and Cramer Rosenthal McGlynn, Inc. (“CRM Inc.”) of an agreement, dated April 18, 2006 (the “Agreement”), relating to, among other things, the settlement of a pending proxy contest in connection with FCPO’s 2006 annual meeting of stockholders. A copy of the press release announcing the execution of the Agreement was issued by FCPO on April 18, 2006 and is attached as Exhibit 99.1 to this Form 8-K.

Set forth below is a summary of the material terms of the Agreement, a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference herein. The following summary does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Pursuant to the Agreement, FCPO has agreed to: (a) appoint Mone Anathan as a Class Three Director, with a term expiring at FCPO’s 2006 annual meeting of stockholders; and (b) renominate Mr. Anathan for election as a director at FCPO’s 2006 annual meeting of stockholders. Mr. Anathan will also be appointed to the Audit Committee of the Board.

FCPO has also agreed to include a proposal in its 2006 proxy statement that, if approved by stockholders, would amend FCPO’s Amended and Restated Certificate of Incorporation to declassify the board and provide for annual election of all directors. If stockholders approve the declassification proposal at the 2006 annual meeting of stockholders, the entire board would stand for election each year, commencing at the 2007 annual meeting of stockholders.

The Agreement provides for, among other things, CRM LLC and its affiliates to vote its shares for the election of the board’s nominees for election as directors at the 2006 annual meeting of stockholders and to observe certain normal and customary standstill provisions through February 1, 2007.

Item 9.01 Financial Statements and Exhibits.

99.1	Press Release, dated April 18, 2006, of Factory Card & Party Outlet Corp.

99.2	Agreement, dated as of April 18, 2006, by and among Cramer Rosenthal McGlynn, LLC, Cramer Rosenthal McGlynn, Inc. and Factory Card & Party Outlet Corp.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACTORY CARD & PARTY OUTLET CORP.

/s/ Gary W. Rada
Gary W. Rada
Dated: April 20, 2006	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated April 18, 2006, of Factory Card & Party Outlet Corp.

99.2	Agreement, dated as of April 18, 2006, by and among Cramer Rosenthal McGlynn, LLC, Cramer Rosenthal McGlynn, Inc. and Factory Card & Party Outlet Corp.